EXHIBIT 10.41

AMENDED AND RESTATED SUBORDINATION AGREEMENT

This Amended and Restated Subordination Agreement, dated as of September 1, 2005 (the “Subordination Agreement”), by and among (i) Axeda Systems Inc., a Delaware corporation (“Axeda”), (ii) JMI Equity Fund V, L.P. and JMI Equity Fund V (AI), L.P. (the “Purchasers”), and (iii) Laurus Master Fund, Ltd. (“Laurus”):

WITNESSETH:

WHEREAS, Laurus has extended credit to the Company pursuant to the Securities Purchase Agreement, dated as of October 5, 2004, by and between Laurus and the Company (as amended, modified or supplemented from time to time, the “Laurus Securities Purchase Agreement”);

WHEREAS, Axeda, the Guarantors (defined below) and the Purchasers have entered into the Senior Secured Bridge Note Purchase Agreement, dated as of July 8, 2005 (as may be hereafter amended, modified, substituted, extended or restated from time to time, including any replacement agreement therefor, the “Senior Purchase Agreement”), pursuant to which the Purchasers have made loans and otherwise extended credit to the Company by purchasing Axeda’s 7% Senior Secured Bridge Notes in the original aggregate principal amount of $600,000 (individually, a “Senior Note” and collectively, the “Senior Notes”), upon the terms and subject to the conditions contained therein;

WHEREAS, the Company, the Purchasers and Laurus entered into the Subordination Agreement, dated as of July 8, 2005 (the “Original Subordination Agreement”);

WHEREAS, Axeda, the Guarantors and the Purchasers have entered into the Senior Subordinated Secured Bridge Note Purchase Agreement, dated as of the date hereof (as may be hereafter amended, modified, substituted, extended or restated from time to time, including any replacement agreement therefor, the “Senior Subordinated Purchase Agreement”), pursuant to which the Purchasers have agreed to make loans and otherwise extend credit to the Company by purchasing Axeda’s 7% Senior Subordinated Secured Bridge Notes in the original aggregate principal amount of up to $900,000 (individually, a “Senior Subordinated Note” and collectively, the “Senior Subordinated Notes”), upon the terms and subject to the conditions contained therein;

WHEREAS, it was a condition precedent to the Purchaser’s willingness to make loans and otherwise extend credit to the Company pursuant to the Senior Purchase Agreement that Axeda and Laurus enter into the Original Subordination Agreement; and

WHEREAS, in order to induce the Purchasers to make the additional loans and otherwise extend additional credit to the Company pursuant to the Senior Subordinated Purchase Agreement, and to induce the Senior Holders and Laurus Creditors to consent to such loans, the parties have agreed to amend and restate the Original Subordination Agreement in its entirety by entering into this Subordination Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.    Definitions. Terms not otherwise defined herein shall have the meaning assigned such terms in the Senior Purchase Agreement. The following terms shall have the meanings given to such terms as set forth below:

“Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of the date hereof and from time to time amended, restated or otherwise modified, among ASOC Acquisition Corp. (“Buyer”), Axeda, Axeda Systems Operating Company, Inc., a Massachusetts corporation and an indirect wholly owned subsidiary of Axeda (“ASOC”), and Axeda IP, Inc., a Nevada corporation and an indirect wholly owned subsidiary of Axeda (“AIP”).

“Company” means, for purposes hereof, Axeda and all of its direct and indirect subsidiaries, whether now or hereafter existing, including without limitation the Guarantors.

“Guarantors” means ASOC and AIP.

“Guaranty” means the Amended and Restated Subsidiary Guaranty dated as of the date hereof made by the Guarantors in favor of Senior Holders and the Senior Subordinated Creditors (including the Purchasers) (including any prior version thereof and as it may be hereafter amended, modified, substituted, extended or restated from time to time, including any replacement agreement therefor).

“Laurus Consent Letter” means that certain letter agreement between Axeda and Laurus dated as of July 8, 2005 which, among other things, refers to the repayment of the Laurus Debt and release of liens in connection with the consummation of the sale of assets pursuant to the Asset Purchase Agreement.

“Laurus Creditors” means Laurus and its successors and assigns of the notes and other securities issued under the Laurus Securities Purchase Agreement.

“Laurus Debt” means all principal, interest, fees, costs, enforcement expenses (including legal fees and disbursements), collateral protection expenses and other reimbursement and indemnity obligations created or evidenced by any of the Laurus Documents (as defined below) or any prior, concurrent or subsequent notes, instruments or agreements, or indebtedness, liabilities or obligations of any type or form whatsoever relating thereto, in favor of the Laurus Creditors with respect to the Company in connection with the Laurus Documents. Laurus Debt shall expressly include any and all interest accruing or costs or expenses (including legal fees and expenses) incurred on or after the date of any filing by or against the Company of any petition under the United States Bankruptcy Code or any other bankruptcy, insolvency or reorganization act regardless of whether the Laurus Creditors’ claim therefor is allowed or allowable in the case or proceeding relating thereto.

“Laurus Documents” means, collectively, the Laurus Securities Purchase Agreement, any promissory notes executed in connection therewith and any and all guaranties and security interests, mortgages and other liens directly or indirectly guarantying or securing any of the Laurus Debt, and any and all other documents or instruments executed in connection with the Laurus Securities Purchase Agreement or otherwise evidencing or further guarantying or securing directly or indirectly any of the Laurus Debt, whether now existing or hereafter created.

“Letter of Intent” means the letter of intent dated June 29, 2005 between an affiliate of the Purchasers and Axeda (on behalf of itself and its subsidiaries), as amended, modified or supplemented from time to time.

“Security Agreement” means the Amended and Restated Security Agreement dated as of the date hereof by and among Axeda, the Guarantors and the Purchasers (including any prior version thereof and as it may be hereafter amended, modified, substituted, extended or restated from time to time, including any replacement agreement therefor).

“Senior Debt” means all principal (which principal shall not exceed $600,000), interest, fees, costs, enforcement expenses (including legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations created or evidenced by any of the other Senior Documents (as defined below), or any prior, concurrent or subsequent notes, instruments or agreements, or indebtedness, liabilities or obligations of any type or form whatsoever relating thereto, in favor of the Senior Holders with respect to the Company in connection with any of the Senior Documents. Notwithstanding anything herein to the contrary, Senior Debt shall not include any termination or break-up fees or expense reimbursement amounts payable to the Senior Holders by the Company under either of the Letter of Intent and/or the Asset Purchase Agreement. Senior Debt shall expressly include any and all interest accruing or costs or expenses (including legal fees and expenses) incurred on or after the date of any filing by or against the Company of any petition under the United States Bankruptcy Code or any other bankruptcy, insolvency or reorganization act regardless of whether the Senior Holders’ claim therefor is allowed or allowable in the case or proceeding relating thereto.

“Senior Documents” means, collectively, the Senior Purchase Agreement, the Senior Notes, the Security Agreement, the Guaranty, any promissory notes executed in connection therewith (subject to the aggregate principal not exceeding $600,000) and any and all guaranties and security interests, mortgages and other liens directly or indirectly guarantying or securing any of the Senior Debt, and any and all other documents or instruments otherwise evidencing or further guarantying or securing directly or indirectly any of the Senior Debt, whether now existing or hereafter created.

“Senior Holders” means the Purchasers and any subsequent holders of the Senior Notes.

“Senior Subordinated Creditors” means the Purchasers and any subsequent holders of the Senior Subordinated Notes.

“Senior Subordinated Debt” means all principal (which principal shall not exceed $900,000), interest, fees, costs, enforcement expenses (including legal fees and disbursements), collateral protection expenses and other reimbursement and indemnity obligations created or evidenced by any of the Senior Subordinated Documents (as defined below), or any prior, concurrent or subsequent notes, instruments or agreements, or indebtedness, liabilities or obligations of any type or form whatsoever relating thereto, in favor of the Senior Subordinated Creditors with respect to the Company in connection with any of the Senior Subordinated Documents. Notwithstanding anything herein to the contrary, Senior Subordinated Debt shall not include any termination or break-up fees or expense reimbursement amounts payable to the Senior Subordinated Creditors by the Company under either of the Letter of Intent or the Asset Purchase Agreement. Senior Subordinated Debt shall expressly include any and all interest accruing or costs or expenses (including legal fees and expenses) incurred on or after the date of any filing by or against the Company of any petition under the United States Bankruptcy Code or any other bankruptcy, insolvency or reorganization act regardless of whether the Senior Subordinated Creditors’ claim therefor is allowed or allowable in the case or proceeding relating thereto.

“Senior Subordinated Documents” means, collectively, the Senior Subordinated Purchase Agreement, the Security Agreement (solely to the extent relating to the loans and extension of credit under the Senior Subordinated Purchase Agreement), the Senior Subordinated Notes, the Guaranty (solely to the extent relating to the loans and extension of credit under the Senior Subordinated Purchase Agreement), any promissory notes executed in connection therewith (subject to the aggregate principal not exceeding $900,000) and any and all guaranties and security interests, mortgages and other liens directly or indirectly guarantying or securing any of the Senior Subordinated Debt, and any and all other documents or instruments otherwise evidencing or further guarantying or securing directly or indirectly any of the Senior Subordinated Debt, whether now existing or hereafter created.

“Subordinated Creditors” means, collectively, the Senior Subordinated Creditors and the Laurus Creditors.

“Subordinated Debt” means, collectively, the Laurus Debt and the Senior Subordinated Debt.

“Subordinated Documents” means, collectively, the Laurus Documents and the Senior Subordinated Documents.

“Triggering Event” means the occurrence and continuation of any of the following events:

(i)    the asset acquisition contemplated under the Asset Purchase Agreement shall not have been consummated by January 15, 2006;

(ii)    the Asset Purchase Agreement shall have been amended to reduce the cash portion of the purchase price to an amount less than the aggregate principal and accrued interest of the Laurus Debt (which principal and accrued interest shall not include any default interest, penalties, premiums, fees or other amounts otherwise due and owing under the Laurus Documents) payable pursuant to the terms of the Laurus Consent Letter upon the consummation of the asset acquisition set forth in the Asset Purchase Agreement;

(iii)    the asset acquisition contemplated under the Asset Purchase Agreement shall have failed to receive the requisite vote for approval by Axeda’s stockholders upon the holding of a duly convened stockholders meeting (or any properly adjourned and reconvened meeting thereof) pursuant to Section 5.05 of the Asset Purchase Agreement; and

(iv)    the Asset Purchase Agreement is effectively terminated in accordance with its terms.

2.    Subordination. Each Subordinated Creditor, for itself, its executors, administrators, personal representatives, heirs, devisees, legatees, successors and assigns, covenants and agrees that the payment of the principal of and interest on all Subordinated Debt now or hereafter outstanding is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, to the payment in full in cash of the Senior Debt; provided, however, that the Company shall be permitted to make certain payments in the form of equity on account of the Laurus Debt in accordance with Section 3 below.

3.    No Payment. As long as any of the Senior Debt is outstanding, no payment of principal of, interest on, or premiums, fees, costs, expenses or other amounts with respect to, any Subordinated Debt shall be made by the Company or accepted by any Subordinated Creditor and the Company shall not set off, contra or otherwise apply all or any part of any obligation of any Subordinated Creditor to the Company toward satisfaction of the Subordinated Debt, or acquire, redeem or otherwise purchase any Subordinated Debt; provided, however, that the Company shall be permitted (but not obligated) to make payments on the Laurus Debt payable solely in the form of shares of common stock of the Company or warrants or options to purchase shares of common stock of the Company in accordance with the terms of the Laurus Securities Purchase Agreement so long as no Event of Default has occurred under the Senior Documents. Notwithstanding anything herein to the contrary, this Agreement shall not restrict or adversely affect the ability of, and this Section 3 shall not apply to any action taken by, the Senior Subordinated Creditors, or any of their respective affiliates to surrender to the Company the promissory notes evidencing the Senior Subordinated Debt as partial payment of the purchase price under the Asset Purchase Agreement, so long as the Asset Purchase Agreement has not been amended in the manner set forth in clause (ii) of the definition of Triggering Event.

4.    Payments Held in Trust. If any payment of principal of, interest on, or premiums, fees, costs, expenses or other amounts with respect to, any Subordinated Debt is received by a Subordinated Creditor before all Senior Debt shall have been paid or satisfied in full, despite or in violation or contravention of the terms of this Subordination Agreement, the Subordinated Creditor will hold the same in trust for the Senior Holders and forthwith pay the same to the Senior Holders, to be held by the Senior Holders as additional security for the Senior Debt or applied by the Senior Holders to payment of the Senior Debt in such manner as the Senior Holders may choose in their sole discretion. Any such payment of principal of, interest on, or premiums, fees, costs, expenses or other amounts with respect to, any Subordinated Debt paid over to the Senior Holders and held by the Senior Holders as additional security pursuant to the immediately preceding sentence shall, to the extent not applied to the payment of the Senior Debt, be paid over to the Subordinated Creditors after the Senior Debt has been finally paid in full in cash. Until the Senior Debt has been finally paid in full in cash, no Subordinated Creditor shall have any right of subrogation, reimbursement, restitution, contribution or indemnity whatsoever from any assets of the Company or any guarantor of or provider of collateral security for the Senior Debt. Notwithstanding anything to the contrary contained herein, following the payment in full of the Senior Debt, each Senior Holder hereby agrees that in the event such Senior Holder receives as a result of its exercise of remedies under the Senior Documents any amount on account of the Senior Debt in excess of the outstanding Senior Debt, such Senior Holder shall pay over such excess amount to the Subordinated Creditors as promptly as practicable.

5.    Sharing of Payments and Property. Subject to Section 3, if a Subordinated Creditor shall (a) receive or obtain any payment in respect of any of its Subordinated Debt or (b) receive or obtain any property in respect of such Subordinated Debt through the exercise of any remedy or right (whether arising by operation of law or under any agreement) or otherwise with respect to such Subordinated Debt, it shall (i) receive and hold such payment or property in trust for all Subordinated Creditors, (ii) deliver such payment or property (or the proceeds thereof) to all Subordinated Creditors pro-rata in accordance with their respective percentage of outstanding Subordinated Debt, and (iii) make such other adjustments from time to time as shall be equitable to the end that all the Subordinated Creditors shall share the benefit of such payment or property (net of any expenses which may be incurred by such Subordinated Creditor in obtaining or preserving such benefit) pro-rata in accordance with their respective percentage of the outstanding Subordinated Debt. Notwithstanding anything herein to the contrary, (a) payments made to the Laurus Creditors in the form of equity made in accordance with Section 3 above, and (b) payments received by any Subordinated Creditor under Section 7(d) and/or Section 10 on account of the sale and/or transfer of their respective Subordinated Debt, in each case, are not subject to this Section 5. Notwithstanding anything herein to the contrary, this Agreement shall not restrict or adversely affect the ability of, and this Section 5 shall not apply to any action taken by, the Senior Holders, the Senior Subordinated Creditors, or any of their respective affiliates to surrender to the Company the promissory notes evidencing the Senior Debt or Senior Subordinated Debt as partial payment of the purchase price under the Asset Purchase Agreement, so long as the Asset Purchase Agreement has not been amended in the manner set forth in clause (ii) of the definition of Triggering Event.

6.    Bankruptcy. In the event of any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization (whether or not pursuant to bankruptcy laws), sale of all or substantially all of the assets, dissolution, liquidation, winding up of the business or affairs of the Company or any other marshalling of the assets and liabilities of the Company (each a “proceeding”):

(a)    each Subordinated Creditor will prove (including filing appropriate proofs of claim), enforce and endeavor to obtain payment of the principal of, interest on and all other amounts payable with respect to all Subordinated Debt and will pay over to the Senior Holders amounts thereof sufficient for payment of principal of and interest on, or other payments with respect to, the Senior Debt, to pay in full the Senior Debt. If a Subordinated Creditor has not filed appropriate proofs of claim at least eight (8) business days prior to the deadline date for filing such claims, the Senior Holders may file such claims in any such proceeding on such Subordinated Creditor’s behalf. In no event shall any Subordinated Creditor waive, forgive or cancel any claim it may now or hereafter have against the Company.

(b)  the Senior Holders may, at their option, claim directly from the trustee or representative of the Company’s estate in such proceeding. In the event that the Senior Holders do so elect to claim directly against the trustee or representative of the Company’s estate, each Subordinated Creditor shall be obligated to do the same.

(c)  each Subordinated Creditor hereby grants to the Senior Holders an irrevocable proxy to vote its claims in any such proceeding or at any meeting of creditors, and agrees to execute all further documents requested by the Senior Holders to facilitate exercise of this proxy. This Section 6(c) shall terminate in the event all of the following conditions are satisfied: (i) the Purchase Options (as defined in Section 10(c)) under Section 10 shall have expired unexercised, (ii) the Company shall be subject to a proceeding and (iii) Laurus shall have purchased from the Senior Holders at least 50% of the outstanding Senior Notes for a cash purchase price equal to the aggregate principal and accrued interest on such Senior Notes.

7.    Certain Prohibited Actions. Until the payment or satisfaction in full of the Senior Debt, without the prior written consent of the Senior Holders (subject to the last sentence of this Section 7):

(a)    no Subordinated Creditor shall from and after the date hereof, request, demand or seek to obtain from the Company, and the Company shall not grant or deliver to the Subordinated Creditor, any collateral or other security for the Subordinated Debt (the parties hereto acknowledge that this clause (a) does not require the Subordinated Creditors to terminate the liens granted prior to this date under the Subordinated Documents);

(b)    no Subordinated Creditor shall, (i) accelerate the maturity of any Subordinated Debt, (ii) demand payment of any Subordinated Debt or (iii) exercise any right or remedy, or take any action, against the Company or any of the assets or property of the Company to enforce its rights with respect to any Subordinated Debt;

(c)    no Subordinated Creditor shall, amend or modify any of the terms of any of the Subordinated Debt or any of the Subordinated Documents in a manner that is materially adverse to the interests of the Senior Holders (including those interests relating to the Senior Documents and the transactions contemplated by the Letter of Intent); provided, however, that the Subordinated Creditors shall provide the Senior Holders at least five business days’ prior notice of any proposed amendment or modification to afford the Senior Holders an opportunity to object to such proposed amendment or modification as being materially adverse to their interests; and

(d)    no Subordinated Creditor shall sell, assign or otherwise transfer or further encumber any Subordinated Debt or interest therein without first procuring and delivering to the Senior Holders and the other Subordinated Creditors evidence in writing of the consent and agreement of the purchaser, pledgee, assignee or transferee of such Subordinated Debt or interest therein to comply with all terms, conditions and provisions of this Subordination Agreement. The rights of the Senior Holders under this Section 7 shall inure to the benefit of their successors and assigns.

Upon expiration of the Purchase Option Period (defined in Section 10(c)) during which period no party has exercised its respective Purchase Option under Section 10, then in such event Sections 7(a), (b) and (c) above shall cease to be effective and binding upon the Subordinated Creditors.

8.    Subordinated Creditors’ Security.

(a)    Each Subordinated Creditor hereby confirms that, regardless of the relative times and method of attachment or perfection thereof (or any failure to perfect) or the order of filing of financing statements, mortgages or other security agreements or documents, or anything in the Subordinated Documents or this Subordination Agreement to the contrary, the security interests and liens granted or to be granted from time to time to secure the Senior Debt, shall in all respects be first and senior security interests and liens, superior to any security interests and liens granted or to be granted to Subordinated Creditor in assets of, or ownership interests in, the Company or any other person pursuant to the Subordinated Documents or otherwise, it being the express intention of the parties that, notwithstanding anything in this Subordination Agreement to the contrary, all liens and security interests granted to Senior Holders from time to time shall be prior and superior to any liens or security interests granted to Subordinated Creditor. In foreclosing on Senior Holders’ security interests and liens in the collateral described in or purportedly covered by the Security Agreement and any other documents and/or instruments securing the Senior Debt (as defined in the Senior Purchase Agreement) (the “Collateral”), the Senior Holders may proceed to foreclose on their security interests and liens in any manner which the Senior Holders, in their sole discretion, choose, even though a higher price might have been realized if Senior Holders had proceeded to foreclose on their security interests and liens in another manner.

(b)    Except as set forth in the last sentence of Section 4 and the last sentence of Section 8(c), each Subordinated Creditor hereby consents and agrees that the Senior Holders shall be under no obligation with respect to marshaling collateral security for the Senior Debt in favor of Subordinated Creditors or in payment of indebtedness of the Company to the Subordinated Creditors.

(c)    Without limiting any of the rights (including any of the foreclosure rights) of Senior Holders under the Senior Purchase Agreement, the Security Agreement, the Guaranty or any documents delivered to secure the obligations of the Company to the Senior Holders in connection therewith or under the provisions of any applicable law, and without placing any obligation on the part of the Senior Holders to follow any of the following provisions in order to retain their priority status hereunder, in the event that the Senior Holders release or discharge their security interests in, or liens upon, any Collateral which is subject to a lien or security interest in favor of any Subordinated Creditor, in each case in connection with exercising the Senior Holders’ rights under the Security Agreement, such Collateral shall thereupon be deemed to have been released from all such liens and security interests. Each Subordinated Creditor agrees that within two Business Days’ following Senior Holder’s written request therefor, it will execute, deliver and file any and all such termination statements, lien releases and other agreements and instruments as Senior Holders reasonably deem necessary or appropriate in order to give effect to the preceding sentence. Each Subordinated Creditor hereby irrevocably appoints the Senior Holders the true and lawful attorney of such Subordinated Creditor for the purpose of effecting any such executions, deliveries and filings. Without limiting the foregoing, and without implying that any Senior Holder is obligated to undertake any special investigation with respect to its good faith belief as to the fair value of any property, the parties hereto agree to be bound as to the fair value of any property as determined by any independent appraisal of such property that may be conducted at the Senior Holders’ request. The cost of any such appraisal shall be borne by the Company and, if funded by the Senior Holders, shall constitute Senior Debt. Each Senior Holder agrees that if, as a result of a release of its liens on Collateral which is subject to a lien or security interest in favor of any Subordinated Creditor, such Senior Holder receives any amount on account of the Senior Debt in excess of the outstanding Senior Debt, such Senior Holder shall in accordance with the last sentence of Section 4 above pay over such excess amount to the Subordinated Creditors as promptly as practicable following payment in full of the Senior Debt.

9.    Consents and Waivers. Each Laurus Creditor hereby irrevocably (subject to the last parenthetical clause set forth in the clause (g) of this Section 9 below) consents to (a) the Company entering into the Senior Purchase Agreement and the other Senior Documents, the Company’s incurrence of the Senior Debt and the Company’s performance of its obligations thereunder and irrevocably waives any rights it may have to participate in, receive notice of or otherwise prohibit the issuance of the Senior Debt, (b) the Company entering into the Senior Subordinated Purchase Agreement and the other Senior Subordinated Documents, the Company’s incurrence of the Senior Subordinated Debt and the Company’s performance of its obligations thereunder and irrevocably waives any rights it may have to participate in, receive notice of or otherwise prohibit the issuance of the Senior Subordinated Debt, (c) any waiver of the terms of the Senior Debt, the Senior Documents, the Senior Subordinated Debt or the Senior Subordinated Documents, (d) any renewal, extension or postponement of the time of payment of the Senior Debt or the Senior Subordinated Debt or any other indulgence with respect to the Senior Debt or the Senior Subordinated Debt, (e) any substitution, exchange or release of collateral for the Senior Debt or the Senior Subordinated Debt, (f) the addition or release of any person primarily or secondarily liable on the Senior Debt or the Senior Subordinated Debt made or effected by the Senior Holders or the Senior Subordinated Creditors, and (g) the execution, delivery and performance by the Company (including Axeda, ASOC and AIP) of the Asset Purchase Agreement and the consummation of the transactions contemplated thereby, including the transfer of the Business and the Purchased Assets (as each such term is defined in the Asset Purchase Agreement) to the Purchasers or one or more of their affiliates (consent to such performance and consummation being subject to the payment to Laurus of the outstanding principal and accrued interest under the Laurus Dept in accordance with the immediately succeeding sentence). In connection with the consummation of the transactions contemplated by the Asset Purchase Agreement, each Laurus Creditor shall release and terminate all claims, security interests, pledges, liens and other encumbrances on all of the Company’s assets that are to be transferred to the Purchasers or one or more of their affiliates as contemplated by the Asset Purchase Agreement at the closing of such transactions, which releases and terminations shall be effective concurrently with the payment in full in cash by Axeda of the outstanding principal and accrued and unpaid interest owed by the Company to Laurus under the Laurus Debt (which principal and accrued interest amount shall not include any default interest, penalties, premiums, fees or other amounts otherwise due or owing under the Laurus Documents) as contemplated by the Laurus Consent Letter. The Senior Holders may exercise, fail to exercise, waive or amend any of their rights under any instrument evidencing or securing or under any agreement delivered in connection with any Senior Debt, and in reference thereto may make and enter into such agreements as to them may seem proper or desirable, all without notice to or further assent from the Subordinated Creditors, and any such action shall not in any manner impair or affect this Subordination Agreement or any of the Senior Holders’ rights hereunder. Notwithstanding anything herein to the contrary, neither the Senior Documents nor the Senior Subordinated Documents shall be amended or modified to (x) increase the aggregate principal of, or increase the rates of interest, fees, other premiums or similar amounts payable on, either of (i) the Senior Debt from that in effect on July 8, 2005 or (ii) the Senior Subordinated Debt from that in effect on the date hereof, (y) cause any termination or break up fees or expense reimbursement amounts payable to any Purchaser (or any affiliate thereof) under the Asset Purchase Agreement to be secured by the security interests granted to either of the Senior Holders under the Senior Documents or the Senior Subordinated Creditors under the Senior Subordinated Documents, as the case may be or (z) restrict the Company from entering into an amendment or modification to the terms of the Subordinated Debt which amendment or modification is in accordance with the terms and conditions of Section 7(c) hereof, in each case without the consent of the Laurus Creditors representing at least a majority of the aggregate principal amount of the Laurus Debt then outstanding. Notwithstanding anything herein to the contrary, the Laurus Documents shall not be amended or modified to increase the aggregate principal of, or increase the rate of interest, fees, or other premiums or similar amounts payable on, the Laurus Debt from that in effect on July 8, 2005 without the consents of the Senior Subordinated Creditors representing at least a majority of the aggregate principal amount of the Senior Subordinated Debt then outstanding and the Senior Holders representing at least a majority of the aggregate principal amount of the Senior Notes then outstanding. Each Subordinated Creditor hereby irrevocably waives (i) presentment, notice and protest in connection with all negotiable instruments evidencing Senior Debt or Subordinated Debt, (ii) notice of the acceptance of this Subordination Agreement by the Senior Holders, (iii) notice of any extensions of credit made, extensions granted or other action taken in reliance hereon, and (iv) all demands and notices of every kind in connection with this Subordination Agreement. Each Subordinated Creditor hereby waives and agrees not to assert against the Senior Holders any rights which a guarantor or surety with respect to any indebtedness of the Company could exercise; but nothing in this Subordination Agreement shall constitute the Subordinated Creditor a guarantor or surety.

10.    Purchase Rights of Certain Debt.

(a)    Upon the occurrence of a Triggering Event, for a period of ten (10) business days following such Triggering Event, the Purchasers shall be entitled to purchase the Laurus Debt from the Laurus Creditors by paying in full in immediately available U.S. funds by wire transfer to the Laurus Creditors the aggregate principal and accrued interest of the Laurus Debt (which principal and accrued interest shall not include any default interest, penalties, premiums, fees or other amounts otherwise due and owing under the Laurus Documents) (the “JMI Purchase Option”). If the Purchasers exercise their right under this Section 10(a) to purchase the Laurus Debt and pay the purchase price therefor, the Laurus Creditors will assign to the Purchasers all right, title and interest they have to the Laurus Documents concurrently with the transfer of the promissory notes evidencing the Laurus Debt. Axeda hereby consents in advance to an assignment contemplated by this Section 10(a).

(b)    If the Purchasers do not exercise the JMI Purchase Option in accordance with Section 10(a), then for a period of ten (10) business days following expiration of the JMI Purchase Right, the Laurus Creditors shall be entitled to purchase all, but not less than all, of the Senior Notes and Senior Subordinated Notes representing the entire amount of the Senior Debt and Senior Subordinated Debt from the Senior Holders and the Senior Subordinated Holders by paying in full in immediately available U.S. funds by wire transfer to the Senior Holders and Senior Subordinated Holders the aggregate amount of all principal, interest and other amounts payable under the Senior Notes, the Senior Subordinated Notes and the Bridge Loan Documents then outstanding (the “Laurus Purchase Option”); provided, however, that the Laurus Creditors shall not have the right to purchase the Senior Notes and the Senior Subordinated Notes prior to the Maturity Date (as defined in the Senior Purchase Agreement on the date hereof) if any Laurus Creditor is (i) purchasing the Senior Notes and Senior Subordinated Notes in connection with the provision by the Laurus Creditors of financing for the acquisition of the stock or assets of the Company or any of its subsidiaries by any person other than the Purchasers or their affiliates, or (ii) acting directly with a person other than the Purchasers and their affiliates to take any action that could reasonably be expected to prevent, interfere with, delay or postpone the acquisition of the stock or assets of the Company or any of its subsidiaries by the Purchasers or their affiliates. Furthermore, each Laurus Creditor agrees that, at no time prior to the Maturity Date (as defined in the Senior Purchase Agreement on the date hereof), shall such Laurus Creditor provide direct assistance to any person attempting to acquire the stock or assets of the Company or any of its subsidiaries other than the Purchasers or their affiliates. If the Laurus Creditors exercise their right under this Section 10(b) to purchase the Senior Notes and the Senior Subordinated Notes and pay the purchase price therefor, the Senior Holders and the Senior Subordinated Creditors will assign to the Laurus Creditors all right, title and interest they have to each of the Senior Documents and the Senior Subordinated Documents concurrently with the transfer of the Senior Notes and the Senior Subordinated Notes.

(c)    For purposes of this Agreement, (i) the JMI Purchase Option and the Laurus Purchase Option shall collectively be referred to as the “Purchase Options” and (ii) the aggregate twenty (20) business day period during which the Purchase Options may be exercised in accordance with this Section 10 shall be referred to as the “Purchase Option Period.” During the Purchase Option Period, the provisions of Sections 7(a) and 7(b) of this Agreement shall apply, in addition to the Subordinated Creditors, to the Senior Holders with respect to the Senior Debt.

11.    No Obligations of Senior Holders. The rights granted to the Senior Holders hereunder are solely for their protection and, except to the extent explicitly provided herein, nothing herein contained shall impose on the Senior Holders any duties with respect to the Subordinated Debt or any property of the Subordinated Creditor or the Company received hereunder beyond reasonable care while in the Senior Holders’ custody and redelivery upon expiration of this Subordination Agreement.

12.    Specific Performance. The Senior Holders are hereby authorized to demand specific performance of this Subordination Agreement, whether or not the Company shall have complied with the provisions hereof applicable to it, at any time when the Subordinated Creditor shall have failed to comply with any provision hereof.

13.    Amendment. This Subordination Agreement may not be amended or waived except by an instrument in writing signed by (i) Axeda, (ii) the Laurus Creditors representing at least a majority of the aggregate principal amount of the Laurus Debt then outstanding, (iii) the Senior Subordinated Creditors representing at least a majority of the aggregate principal amount of the Senior Subordinated Debt then outstanding and (iv) the Senior Holders representing at least a majority of the aggregate principal amount of the Senior Notes then outstanding; provided, however, that Sections 9 and 10 of this Subordination Agreement may not be amended or waived without the written consent of the Purchasers, regardless of whether the Purchasers continue to hold any Senior Debt or Senior Subordinated Debt.

14.    Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing (including telecopy communication) and telecopied or delivered: (i) if to a Senior Holder or the Senior Subordinated Creditor, c/o JMI Management, Inc., 1119 St. Paul Street, Baltimore, MD 21202, Attn: Bradford D. Woloson or at such other address as to which such Senior Holder or Senior Subordinated Creditor, as the case may be, may inform the other parties in writing in compliance with the terms of this Section 13, with a copy to Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, MA 02109, Attn: Mark H. Burnett, Esq., Fax. No.: (617) 523-1231; (ii) if to the Company, at 21 Oxford Road, Mansfield, Massachusetts 02048, or at such other address as shall be designated by the Company in a written notice to the other parties complying as to delivery with the terms of this Section 13, with a copy to Arent Fox PLLC, 1675 Broadway, New York, New York 10019-5820, Attn: Steven D. Dreyer, Fax No. (212) 484-3990; and (iii) if to the Laurus Creditor, at c/o Laurus Capital Management LLC, 825 Third Avenue, 14th Floor, New York, New York 10022, Attn: Jason Ban, Esq., Fax No.: (212) 541-4434 or at such other address as shall be designated by the Laurus Creditor in a written notice to the other parties complying as to delivery with the terms of this Section 13.

All such notices, requests, demands and other communications shall be in writing and shall be deemed to have been given (i) on the date of delivery, if personally delivered or telecopied to the party to whom notice is to be given, or (ii) upon confirmed receipt after being deposited with a nationally recognized overnight delivery service for next business day delivery or (iii) on the third Business Day after mailing, if mailed to the party to whom notice is to be given, by certified mail, return receipt requested, postage prepaid, and addressed to the addressee at the address of the addressee set forth herein, or to the most recent address, specified by written notice, given to the sender pursuant to this paragraph.

15.    Waiver. No delay on the part of the Senior Holders or Subordinated Creditors in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any partial exercise or waiver of any privilege or right hereunder preclude any further exercise of such privilege or right or the exercise of any other right, power or privilege. The rights and remedies expressed in this Subordination Agreement are cumulative and not exclusive of any right or remedy which the Senior Holders or Subordinated Creditors may otherwise have.

16.    Further Assurances. The Subordinated Creditors and the Company shall execute and deliver to the Senior Holders such further instruments and documents and shall take such further action as the Senior Holders may at any time or times reasonably request in order to carry out the provisions and intent of this Subordination Agreement.

17.    Prior Agreements. This Subordination Agreement constitutes the entire agreement between the parties and supercedes any other prior understandings or agreements, including, without limitation, the Original Subordination Agreement concerning the subject matter hereof.

18.    Governing Law. This Subordination Agreement shall be governed by, and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof. The Company and the Subordinated Creditors hereby consent to the jurisdiction of any federal or state court in the Commonwealth of Massachusetts located in the counties of Suffolk, Middlesex or Norfolk.

19.    Waiver of Jury Trial. EACH OF THE SENIOR HOLDERS, THE SUBORDINATED CREDITORS AND THE COMPANY EACH HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS SUBORDINATION AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT AS PROHIBITED BY LAW, EACH OF THE SENIOR HOLDERS, THE SUBORDINATED CREDITORS AND THE COMPANY HEREBY WAIVES ANY RIGHT WHICH IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF THE SENIOR HOLDERS, THE SUBORDINATED CREDITORS AND THE COMPANY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY SUCH PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT EACH SUCH PERSON HAS BEEN INDUCED TO ENTER INTO THIS SUBORDINATION AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

20.    Counterparts. This Subordination Agreement may be signed in any number of counterparts, which together will be one and the same instrument. This Subordination Agreement shall become effective whenever each party shall have signed at least one such counterpart. This Subordination Agreement shall be binding upon each party hereto and its executors, administrators, personal representatives, heirs, devisees, legatees, successors and assigns, and shall inure to the benefit of the Senior Holders and the Subordinated Creditors and each of their respective successors and assigns.

21.    Assignment by Senior Holders. No Senior Holder shall sell, assign or otherwise transfer or further encumber any Senior Debt or interest therein without first procuring and delivering to the Subordinated Creditors evidence in writing of the consent and agreement of the purchaser, pledgee, assignee or transferee of such Senior Debt or interest therein to comply with all terms, conditions and provisions of, and be bound by, this Subordination Agreement.

22.    Party’s Status. Each party to this Agreement may be a party to this Agreement (i) as a Senior Holder with respect to the Senior Debt and the Senior Documents and shall be deemed to be, and shall have the rights and obligations of, a Senior Holder for purposes of this Subordination Agreement with respect to the Senior Debt and the Senior Documents, (ii) as a Senior Subordinated Creditor with respect to other the Senior Subordinated Debt and the Senior Subordinated Documents and shall be deemed to be, and shall have the rights and obligations of, a Senior Subordinated Creditor for purposes of this Subordination Agreement with respect to the Senior Subordinated Debt and the Senior Subordinated Documents, and (iii) as a Purchaser and shall be deemed to be, and shall have the rights and obligations of, a Purchaser for purposes of this Subordination Agreement. The fact that a party to this Subordination Agreement is a Senior Holder, a Senior Subordinated Creditor and a Purchaser under this Subordination Agreement shall not preclude them from being treated differently under this Agreement with respect to different indebtedness or rights held. For the avoidance of doubt, each of JMI Equity Fund V, L.P. and JMI Equity Fund V (AI), L.P. is (i) a Senior Holder with respect to the Senior Debt and the Senior Documents and shall be deemed to be, and shall have the rights and obligations of, a Senior Holder for purposes of this Subordination Agreement with respect to the Senior Debt and the Senior Documents, (ii) a Senior Subordinated Creditor with respect to other the Senior Subordinated Debt and the Senior Subordinated Documents and shall be deemed to be, and shall have the rights and obligations of, a Senior Subordinated Creditor for purposes of this Subordination Agreement with respect to the Senior Subordinated Debt and the Senior Subordinated Documents, and (iii) a Purchaser and shall be deemed to be, and shall have the rights and obligations of, a Purchaser for purposes of this Subordination Agreement.

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IN WITNESS WHEREOF, each party hereto has cause this Subordination Agreement to be executed by its duly authorized officer as of the date first above written.

AXEDA SYSTEMS INC.

By:   /s/ Robert M. Russell, Jr.

Name: Robert M. Russell Jr.
Title: Chief Executive Officer

JMI EQUITY FUND V, L.P.
By:  JMI Associates V, L.L.C.
its General Partner

By:   /s/ Bradford D. Woloson

Name: Bradford D. Woloson
Title: Managing Member

JMI EQUITY FUND V (AI), L.P.
By:  JMI Associates V, L.L.C.
its General Partner

By:   /s/ Bradford D. Woloson

Name: Bradford D. Woloson
Title: Managing Member

LAURUS MASTER FUND, LTD.

By:   /s/ David Grin

Title: Director